                                 July 17, 1996


ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768

First National Financial Corporation
2627 Dawson Road
Albany, Georgia 31707

    Re: Federal Income Tax Consequences of Proposed Merger of First National Financial Corporation with and into ABC Bancorp

Gentlemen:

        We have acted as counsel for ABc Bancorp ("ABC") in connection with the proposed merger (the "Merger") of First National Financial Corporation ("First National") with and into ABC, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 15, 1996, by and between ABC and First National. In our capacity as counsel for ABC and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger.

        We understand that this opinion will be filed as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") that will be filed by ABC with the Securities and Exchange Commission relating to the securities that will be issued by ABC pursuant to the Merger Agreement and that this opinion will be referred to in the Proxy Statement/Prospectus that will be a part of the Registration Statement. We hereby consent to such use of and reference to this opinion.

        All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended.

ABC Bancorp
First National Financial Corporation
July 17, 1996
Page 2

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering this opinion, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In the course of such examination, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that all such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of ABC and First National. In addition, we have obtained written certificates from the managements of ABC and First National to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. Such certificates are attached as Exhibits to this opinion. With your consent, we have assumed that the representations made in such certificates are true on the date hereof and will be true at the Effective Time.

                                    OPINION
                                    -------

     Based upon the foregoing, it is our opinion that:

     (1) The Merger will constitute a "reorganization" within the meaning of
Section 368(a)(1)(A), and ABC and First National will each be "a party to a reorganization" within the meaning of Section 368(b).

     (2) No gain or loss will be recognized by ABC or First National as a result of the Merger.

     (3) A First National shareholder will not recognize gain on his or her exchange of First National Shares in the Merger in excess of the amount of cash, if any, received by him or her for such First National Shares.

     (4) The tax basis of any ABC Common Stock received by a First National shareholder in the Merger in exchange for First National Shares will be the same as the tax basis of his or her First National Shares exchanged in the Merger, decreased by the total amount of any cash received by such shareholder for such First National Shares and increased by the total amount of any gain recognized in such exchange.

     (5) A First National shareholder's holding period of any ABC

ABC Bancorp
First National Financial Corporation
July 17, 1996
Page 3

Common Stock received by him or her in the Merger in exchange for First National Shares will include the holding period of his or her First National Shares exchanged in the Merger, provided that he or she held the First National Shares as a capital asset at the Effective Time.

     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, such opinion is based solely on the documents that we have examined, the additional information that we have obtained and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically addressed herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. Specifically, but without limitation, we express no opinion with respect to the tax consequences to any holder of any Option or Warrant upon the cancellation of such Option or Warrant and the receipt of shares of ABC Common Stock and/or cash with respect thereto pursuant to the Merger Agreement.


                                        Very truly yours,

                                        /s/ Rogers & Hardin
                                        ----------------------
                                        ROGERS & HARDIN